                                                                   EXHIBIT 10.18

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                             CONTRIBUTION AGREEMENT

                            dated as of July 18, 2003

                                     between

                         FIRST POTOMAC MANAGEMENT, INC.

                                 as Contributor,

                                       and

               FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP

                         a Delaware limited partnership,

                                   as Acquiror

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                                TABLE OF CONTENTS

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                                TABLE OF CONTENTS

ARTICLE I             DEFINITIONS; RULES OF CONSTRUCTION........................................................    1
         1.1      Definitions...................................................................................    1
         1.2      Rules of Construction.........................................................................    2
ARTICLE II            CONTRIBUTION AND ACQUISITION;  PAYMENT OF CONSIDERATION...................................    3
         2.1      Contribution and Acquisition..................................................................    3
         2.2      Contribution..................................................................................    3
         2.3      Partnership Agreement.........................................................................    3
ARTICLE III           CONTRIBUTOR'S REPRESENTATIONS, WARRANTIES AND COVENANTS...................................    4
         3.1      Organization and Power........................................................................    4
         3.2      Authority.....................................................................................    4
         3.3      Authorization, No Violations and Notices......................................................    4
         3.4      Interests.....................................................................................    5
         3.5      Brokerage Commission..........................................................................    5
         3.6      The Contributed Entity........................................................................    5
         3.7      Tax Matters with respect to Contributed Entity................................................    5
         3.8      Contracts and Agreements......................................................................    6
         3.9      Compliance with Existing Laws.................................................................    6
         3.10     Insurance.....................................................................................    6
         3.11     Litigation....................................................................................    6
         3.12     Organizational Documents......................................................................    6
         3.13     Bankruptcy with respect to Contributed Entity.................................................    7
         3.14     Investment Representations....................................................................    7
         3.15     Tax Matters with Respect to Contributor.......................................................    7
         3.16     Noncontravention..............................................................................    7
         3.17     Survival......................................................................................    8
ARTICLE IV            ACQUIROR'S REPRESENTATIONS, WARRANTIES AND COVENANTS......................................    8
         4.1      Organization and Power........................................................................    8
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                                TABLE OF CONTENTS
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         4.2      Noncontravention..............................................................................    8
         4.3      Litigation....................................................................................    8
         4.4      Bankruptcy....................................................................................    8
         4.5      No Brokers....................................................................................    8
         4.6      Valid Issuance of Partnership Units...........................................................    9
ARTICLE V             CONDITIONS TO OBLIGATIONS OF ACQUIROR.....................................................    9
         5.1      Contributor's Deliveries......................................................................    9
         5.2      Representations, Warranties and Covenants; Obligations of Contributor; Certificate............    9
         5.3      No Injunction.................................................................................    9
ARTICLE VI            CONDITIONS TO OBLIGATIONS OF CONTRIBUTOR..................................................    9
         6.1      Acquiror's Deliveries.........................................................................    9
         6.2      Representations, Warranties and Covenants; Obligations of Acquiror; Certificate...............    9
ARTICLE VII           CLOSING; ADDITIONAL COVENANTS.............................................................   10
         7.1      Closing.......................................................................................   10
         7.2      Contributor's Deliveries......................................................................   10
         7.3      Acquiror's Deliveries.........................................................................   10
         7.4      Fees and Expenses; Closing Costs..............................................................   10
         7.5      Right to Distribute Cash......................................................................   10
         7.6      Right to Distribute Assets....................................................................   11
         7.7      Acknowledgement and Release...................................................................   11
ARTICLE VIII          LIABILITY OF ACQUIROR; INDEMNIFICATION BY CONTRIBUTOR; RESTRICTION ON DISPOSITION,
                      TERMINATION RIGHTS........................................................................   11
         8.1      Liability of Acquiror.........................................................................   11
         8.2      Indemnification by Contributor................................................................   12
         8.3      Indemnity Procedures..........................................................................   12
         8.4      Termination...................................................................................   13
         8.5      Effect of Termination.........................................................................   14
ARTICLE IX            MISCELLANEOUS PROVISIONS..................................................................   14
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                                TABLE OF CONTENTS
                                   (continued)

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         9.1      Completeness; Modification....................................................................   14
         9.2      Assignments...................................................................................   14
         9.3      Successors and Assigns........................................................................   14
         9.4      Days..........................................................................................   14
         9.5      Governing Law; Jurisdiction...................................................................   14
         9.6      Counterparts..................................................................................   15
         9.7      Severability..................................................................................   15
         9.8      Notices.......................................................................................   15
         9.9      Incorporation by Reference....................................................................   15
         9.10     Survival......................................................................................   15
         9.11     Further Assurances............................................................................   16
         9.12     No Partnership................................................................................   16
         9.13     Time of Essence...............................................................................   16
         9.14     Confidentiality...............................................................................   16
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                                      iii

                             CONTRIBUTION AGREEMENT

                                    PREAMBLE

         THIS CONTRIBUTION AGREEMENT ("Agreement"), dated as of the 18th day of July, 2003, between First Potomac Management, Inc., a Delaware corporation (the "Contributor"), and First Potomac Realty Investment Limited Partnership, a Delaware limited partnership (the "Acquiror"), provides:

                                   ARTICLE I
                       DEFINITIONS; RULES OF CONSTRUCTION

         1.1 Definitions. The following terms shall have the indicated meanings:

         "Acquiror" shall have the meaning set forth in the Preamble.

         "Act of Bankruptcy" shall mean if a party hereto or any general partner thereof shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect),
(e) be adjudicated bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (h) take any corporate or partnership action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto or any general partner thereof, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner, (2) the appointment of a receiver, custodian, trustee or liquidator or such party or general partner or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 90 consecutive days.

         "Agreed Value" shall have the meaning set forth for such term in the Partnership Agreement.

         "Assignment and Assumption Agreements" shall mean, collectively, those certain assignment and assumption agreements by and between the Contributor and the Acquiror, in substantially the form of Exhibit A hereto.

         "Authorizations" shall mean all licenses, permits and approvals required by any governmental or quasi-governmental agency, body or officer for the ownership, operation and use of the business of the Contributed Entity or any part thereof.

         "Closing" shall mean the Closing of the contribution and acquisition of the Contributed Interests pursuant to this Agreement.

         "Closing Date" shall mean the date on which the Closing occurs.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Common Shares" shall mean common shares of beneficial ownership of the REIT.

         "Consideration" shall have the meaning set forth in Section 2.2 hereof.

         "Contributed Entity" shall mean FPM Management, L.L.C.

         "Contributor" shall have the meaning set forth in the Preamble.

         "Contributor's Interest" means all of the capital interests and not less than 90% of the profits interests in the Contributed Entity.

         "Fair Market Value" shall mean, as of any day, (i) the average of the closing price for the previous 10 trading days of the Common Shares (or, in the case of Units, the Common Shares into which such Units are convertible) on the principal securities market, exchange or trading system on which the Common Shares are regularly traded or (ii) if the Common Shares are not then traded on a securities market, exchange or system the fair market value of the Common Shares as determined in good faith by the Board of Trustees of the REIT (or, in the case of Units, the Common Shares into which such Units are convertible).

         "Governmental Authority" shall mean any commission, department or body of any municipality, township, city, county, state or Federal governmental unit having jurisdiction over any of the assets of the Contributed Entity or the ownership, management, operation or use thereof.

         "Insurance Policies" shall mean those certain policies of insurance described on Schedule 3.9 hereto.

         "Partnership Agreement" means the Amended and Restated Partnership Agreement of Acquiror, in substantially the form of Exhibit B hereto, to be executed and delivered at the Closing.

         "Partnership Units" shall mean units of limited partnership in the Acquiror.

         "REIT" shall mean First Potomac Realty Trust, a Maryland real estate investment trust.

         1.2 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

                  (a) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

                  (b) All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

                  (c) The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

                  (d) Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

                                   ARTICLE II
                          CONTRIBUTION AND ACQUISITION;
                            PAYMENT OF CONSIDERATION

         2.1 Contribution and Acquisition. The Contributor agrees, at the Closing, to contribute, assign and transfer the Contributor's Interest to the Acquiror and the Acquiror agrees to accept and acquire the Contributor's Interest in exchange for the Consideration and in accordance with the terms and conditions set forth herein. The parties agree that the Acquiror has the right to designate an alternate entity or person to take title to the Contributor's Interest at the time of Closing.

         2.2      Contribution.

                  (a) The consideration (the "Consideration") for the contribution of the Contributed Entity shall consist of 233,333 Partnership Units.

                  (b) The aggregate Agreed Value of the Contributor's Interest for purposes of the Partnership Agreement shall be Three Million Five Hundred Thousand Dollars ($3,500,000).

                  (c) The parties agree that the transfer of the Contributor's Interest to the Acquiror in exchange for Partnership Units shall be treated on their respective federal income tax returns as a contribution of the Contributor's Interests to the Acquiror in exchange for a partnership interest in the Acquiror that qualifies as a tax-free contribution under Section 721 of the Code, but the Acquiror makes no representation or warranty with respect to such tax treatment.

         2.3 Partnership Agreement. The Contributor shall, upon receipt of the Partnership Units, become a limited partner of the Acquiror and shall execute the Partnership Agreement at the Closing.

                                  ARTICLE III
             CONTRIBUTOR'S REPRESENTATIONS, WARRANTIES AND COVENANTS

         To induce the Acquiror to enter into this Agreement and to purchase the Contributed Interests, the Contributor hereby makes the representations and warranties set forth below solely to the extent such representations and warranties relate to such Contributor and (ii) jointly and severally the representations and warranties set forth below:

         3.1 Organization and Power. The Contributor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of the Contributor hereunder.

         3.2 Authority. The Contributor has the requisite power and authority to execute and deliver this Agreement and any other document or instrument required to be executed and delivered hereunder, to perform his obligations and to consummate the transactions contemplated hereby and thereby.

         3.3      Authorization, No Violations and Notices.

                  (a) This Agreement has been duly executed by the individuals set forth on Schedule I and is a valid and binding obligation enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to the enforcement of creditors' rights and remedies or by other equitable principles of general application.

                  (b) Neither the execution, delivery, or performance by the Contributor of this Agreement, nor the consummation of the transactions contemplated hereby and under any document executed pursuant hereto will:

                           (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation or imposition of any lien, security interest, charge, or encumbrance upon any of the properties or assets of the Contributed Entity under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument, or obligation to which the Contributed Entity is a party, by which it may be bound or affected, or to which it may be subject; or

                           (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation applicable to the Contributed Entity or its property or assets.

         3.4 Interests. The Contributor's Interest will be free and clear of all liens and encumbrances on the Closing Date and the Contributor has good, merchantable title thereto and the right to convey its interests in accordance with the terms of this Agreement. Upon delivery of the Assignment and Assumption Agreements to the Acquiror at Closing, good valid and merchantable title to the Contributor's Interests, free and clear of all liens and encumbrances, will pass to the Acquiror.

         3.5 Brokerage Commission. The Contributor has not engaged the services of, nor has it or will it or Acquiror become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder's fee, commission or other amount with respect to the transactions described herein on account of any action by the Contributor.

         3.6      The Contributed Entity.

                  (a) The Contributed Entity is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite powers necessary to carry on its business as now conducted.

                  (b) Except for the Contributor, no party has any interest in the Contributed Entity or the right or option to acquire any interest in the Contributed Entity. The parties acknowledge that, subsequent to the date of this Agreement and prior to the Closing, the Contributed Entity will issue a profits interest in the Contributed Entity to certain employees of the Contributed Entity.

         3.7 Tax Matters with respect to Contributed Entity. The Contributed Entity has filed when due (or due on extension) all federal income tax returns and applicable state and local income tax returns required to be filed with the United States Government and with all states and political subdivisions thereof where any such returns are required to be filed and where the failure to file such return or report would subject the Contributed Entity or its managers or members to any material liability or penalty. All tax returns and reports filed by the Contributed Entity are true and correct in all material respects. All taxes imposed by the United States, or by any foreign country, or by any state, municipality, subdivision, or instrumentality of the United States or of any foreign country or by any other taxing authority, which are (i) due and payable by the Contributed Entity, (ii) not yet due and payable but are attributable to the Contributed Entity's operations during a taxable period ending prior to the Closing Date or (iii) not yet due and payable but are attributable, in the case of a taxable period that begins before and ends after the Closing Date, to the Contributed Entity's operations during the portion of such taxable period ending on the Closing Date (as determined in accordance with a hypothetical closing of the books), have been paid in full or adequately provided for by reserves shown in the Contributed Entity's records and books of account and in the Contributed Entity's financial information. The Contributed Entity is not currently delinquent in the payment of any tax, assessment, or governmental charge (except for tax assessments or governmental charges being contested) and has no tax deficiency or claim outstanding, assessed, or proposed in writing. The Contributed Entity has not obtained or received any extension of time (beyond the Closing Date) for the assessment of deficiencies for any years or waived or extended the statute of limitations for the determination or collection of any tax. To the Contributor's knowledge, no unassessed tax deficiency is proposed or threatened against the Contributed Entity. There are no tax liens, whether imposed by the United States, any state, local, or other taxing authority, outstanding against the Contributed Entity or its assets. The federal, state, and local tax returns of the Contributed Entity have not been audited, nor has any such entity received any notice of any federal state, or locate audit.

         3.8 Contracts and Agreements. Except as set forth on Schedule 3.7, there is no loan agreement, service agreement, management contract, maintenance agreement, guarantee, note, bond, indenture or other debt instrument, lease or other contract to which the Contributed Entity is a party or by which any of its assets are bound which is not terminable on thirty (30) days or less notice without penalties. The Contributed Entity is not in default under any agreement listed on Schedule 3.7 with respect to (i) an amount in excess of $1,000, or
(ii) any other material term thereof.

         3.9 Compliance with Existing Laws. The Contributed Entity possesses all Authorizations, each of which is valid and in full force and effect, and no provision, condition or limitation of any of the Authorizations has been breached or violated which could reasonably be expected to have a material adverse effect on the Contributed Entity. The Contributed Entity has not misrepresented or failed to disclose any material relevant fact in obtaining all Authorizations, and the Contributor has no knowledge of any change in the circumstances under which those Authorizations were obtained that result in their termination, suspension, modification or limitation.

         3.10 Insurance. All of the Contributed Entity's Insurance Policies, as listed on Schedule 3.9, are valid and in full force and effect, all premiums for such policies were paid when due and all future premiums for such policies (and any replacements thereof) shall be paid by the Contributed Entity on or before the due date therefor. The Contributed Entity shall pay all premiums on, and shall not cancel or voluntarily allow to expire, any of the Contributed Entity's Insurance Policies prior to the Closing Date unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced. The Contributed Entity shall name the Acquiror as an additional insured on each of the Contributed Entity's Insurance Policies.

         3.11 Litigation. There is no action, suit, claim or proceeding pending or known to be threatened in writing against or affecting the Contributed Entity or its assets or the Contributor in any court, before any arbitrator or before or by any governmental agency which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or seeks restraint, prohibition, damages or other relief in connection with this Agreement or any other material agreement or instrument to which the Contributed Entity is a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (b) could reasonably be expected to materially and adversely affect the business, financial position or results of operations of the Contributed Entity, or (c) could reasonably be expected to materially and adversely affect the ability of the Contributed Entity or the Contributor to perform their respective obligations hereunder, or under any document to be delivered pursuant hereto.

         3.12 Organizational Documents. The Certificate of Formation of the Contributed Entity is in full force and effect and has not been modified or supplemented since July 18, 2003, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default thereunder.

         3.13 Bankruptcy with respect to Contributed Entity. No Act of Bankruptcy has occurred with respect to the Contributor or Contributed Entity.

         3.14 Investment Representations. The Contributor represents and warrants to the Acquiror:

                  (a) The Contributor is an "accredited investor" as defined in Rule 501(a) under the Securities Act, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Partnership Units, has so evaluated the merits and risks of such investment, is able to bear the economic risk of such investment and, at the present time, is able to afford a complete loss of such investment. The Contributor is aware of the Acquiror's business affairs and financial condition and has acquired sufficient information about Acquiror to reach an informed and knowledgeable decision to acquire the Partnership Units. The Contributor is electing to receive the Partnership Units for investment for its own account and not with a view to any distribution thereof within the meaning of the Securities Act.

                  (b) The Contributor understands that the Partnership Units and the Common Shares issuable upon redemption of the Partnership Units are "restricted securities" under applicable federal and state securities laws and that, pursuant to these laws, the Contributor must hold such securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

                  (c) The Contributor acknowledges that it has received, reviewed, been given the opportunity to ask questions of representatives of the Acquiror and the REIT regarding the Partnership Agreement.

                  (d) The Contributor understands that the Partnership Units and the Common Shares issuable upon redemption of the Partnership Units shall not have been registered under the Securities Act as of the Closing Date.

         3.15 Tax Matters with Respect to Contributor. The Contributor represents and warrants that it has obtained from its own counsel or tax accountant advice regarding the tax consequences of (i) the transfer of the Contributor's Interest to the Acquiror and the receipt of Partnership Units as consideration therefor, (ii) the Contributor's admission as a partner of the Acquiror, and (iii) any other transaction contemplated by this Agreement. The Contributor further represents and warrants it has not relied on the Acquiror, the REIT or their representatives or counsel for such advice.

         3.16 Noncontravention. The execution and delivery of, and the performance by the Contributor of its obligations under this Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding upon the Contributor, or result in the creation of any lien or other encumbrance on any asset of the Contributor.

         3.17 Survival. Each of the representations, warranties and covenants contained in this Article III and its various subparagraphs are intended for the benefit of the Acquiror and may be waived in whole or in part, by the Acquiror, but only by an instrument in writing signed by the Acquiror. Each of said representations and warranties shall survive the Closing for twelve
(12) months; provided, that the representations and warranties in Sections 3.4,
3.6 and 3.14 shall survive until the expiration of the applicable statute of limitations. No investigation, audit, inspection, review or the like conducted by or on behalf of the Acquiror shall be deemed to terminate the effect of any such representations, warranties and covenants, it being understood that the Acquiror has the right to rely thereon and that each such representation, warranty and covenant constitutes a material inducement to the Acquiror to execute this Agreement and to close the transaction contemplated hereby and to pay the Consideration to the Contributor.

                                   ARTICLE IV
              ACQUIROR'S REPRESENTATIONS, WARRANTIES AND COVENANTS

         To induce the Contributor to enter into this Agreement and to sell the Contributed Entity, the Acquiror hereby makes the following representations and warranties:

         4.1 Organization and Power. The Acquiror is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all partnership powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of the Acquiror hereunder.

         4.2 Noncontravention. The execution and delivery of this Agreement and the performance by the Acquiror of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, the Acquiror's partnership agreement or any agreement, judgment, injunction, order, decree or other instrument binding upon the Acquiror or result in the creation of any lien or other encumbrance on any asset of the Acquiror.

         4.3 Litigation. There is no action, suit or proceeding, pending or known to be threatened, against or affecting the Acquiror in any court or before any arbitrator or before any Governmental Authority which (i) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which the Acquiror is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (ii) could reasonably be expected to materially and adversely affect the business, financial position or results of operations of the Acquiror, or (iii) could reasonably be expected to materially and adversely affect the ability of the Contributor to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

         4.4 Bankruptcy. No Act of Bankruptcy has occurred with respect to the Acquiror.

         4.5 No Brokers. The Acquiror has not engaged the services of, nor is it or will it become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder's fee, commission or other amount with respect to the transaction described herein.

         4.6 Valid Issuance of Partnership Units. The Partnership Units to be issued to the Contributor hereunder, when issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, and will be free of restrictions on transfer except as provided for in the Partnership Agreement and under applicable state and federal securities laws.

                                   ARTICLE V
                      CONDITIONS TO OBLIGATIONS OF ACQUIROR

         5.1 Contributor's Deliveries. The Contributor shall have delivered or caused to be delivered to the Acquiror, as the case may be, on or before the Closing Date, all of the documents and other information required of Contributor pursuant to Section 7.2.

         5.2 Representations, Warranties and Covenants; Obligations of Contributor; Certificate. All of the Contributor's representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made (except with respect to representations and warranties which are made as of a specific date), there shall have occurred no material adverse change in the financial condition of the Contributed Entity since the date hereof, the Contributor shall have performed and complied in all material respects with all covenants and other obligations under this Agreement required by this Agreement to be so performed or complied with by the Contributor at or prior to the Closing and the Contributor shall have executed and delivered to the Acquiror at Closing a certificate to the foregoing effect.

         5.3 No Injunction. On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby.

                                   ARTICLE VI
                    CONDITIONS TO OBLIGATIONS OF CONTRIBUTOR

         6.1 Acquiror's Deliveries. The Acquiror shall have delivered or caused to be delivered to the Contributor, as the case may be, on or before the Closing Date, all of the documents and other information required of Acquiror pursuant to Section 7.3.

         6.2 Representations, Warranties and Covenants; Obligations of Acquiror; Certificate. All of the Acquiror's representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made (except with respect to representations and warranties which are made as of a specific date), there shall have occurred no material adverse change in the financial condition of the Acquiror since the date hereof, the Acquiror shall have performed and complied with in all material respects with all covenants and other obligations under this Agreement required by this Agreement to be so performed or complied with by the Contributor at or prior to the Closing and the Acquiror shall have executed and delivered to the Contributor at Closing a certificate to the foregoing effect.

                                  ARTICLE VII
                          CLOSING; ADDITIONAL COVENANTS

         7.1 Closing. Closing shall be held at a location that is mutually acceptable to the parties.

         7.2 Contributor's Deliveries. At Closing, the Contributor shall deliver or cause to be delivered to Acquiror all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged on behalf of the Contributor and shall be dated as of the Closing Date:

                  (a)      The certificate required by Section 5.2.

                  (b)      The Partnership Agreement, executed by the
Contributor.

                  (c)      The Assignment and Assumption Agreements.

                  (d) Certified copies of the Contributed Entity's Organizational Documents.

                  (e) Such proof as the Acquiror may reasonably require with respect to Contributor's compliance with the bulk sales laws or similar statutes.

                  (f) All books, records, operating reports, appraisal reports, files and other materials in the Contributor's possession or control which are necessary in the Acquiror's discretion to maintain continuity of operation of the business of the Contributed Entity.

                  (g) Any other document or instrument reasonably requested by the Acquiror or required hereby.

         7.3 Acquiror's Deliveries. At Closing, the Acquiror shall pay, deliver or cause to be delivered to the Contributor the following:

                  (a)      The Consideration as set forth in Section 2.2.

                  (b)      The certificate required by Section 6.2.

                  (c)      The Assignment and Assumption Agreements.

                  (d) Any other document or instrument reasonably requested by the Contributor or required hereby.

         7.4 Fees and Expenses; Closing Costs. The Acquiror shall pay all fees, expenses and closing costs relating to the transactions contemplated by this Agreement.

         7.5 Right to Distribute Cash. Any cash held by the Contributed Entity may be distributed to the Contributor at any time at or prior to the Closing.

         7.6 Right to Distribute Assets. The Contributor may cause all or any of the assets set forth on Schedule 7.6 to be distributed or transferred to any Person at any time at or prior to the Closing.

         7.7      Acknowledgement and Release.

                  (a) The Contributor acknowledges that the terms of this Agreement, including without limitation the Consideration, were negotiated at arm's length among the officers of the REIT, in its capacity as the general partner of the Acquiror, and the Contributor and that the Consideration represents full, fair and adequate consideration for the Contributor's Interests contributed hereunder. The Contributor acknowledges that it has carefully reviewed the terms of this Agreement and has had the opportunity to retain counsel.

                  (b) The Contributor, on behalf of itself, its successors, heirs and assigns, hereby releases and forever discharges the REIT, the Acquiror and the Contributed Entity, and each of their respective individual, joint or mutual, past, present and future officers, directors, general partners, Affiliates, stockholders, controlling persons, successors and assigns (individually, a "Releasee" and collectively, "Releasees") from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which the Contributor or any of its respective successors, heirs or assigns now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, any rights to indemnification or reimbursement from any Releasee, whether pursuant to contracts or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release any obligations arising under this Agreement or any agreement, certificate or instrument executed in connection with this Agreement.

                  (c) The Contributor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

                  (d) If any provision of this Section 7.7 is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Section 7.7 will remain in full force and effect. Any provision of this
Section 7.7 held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                                  ARTICLE VIII
             LIABILITY OF ACQUIROR; INDEMNIFICATION BY CONTRIBUTOR;
                 RESTRICTION ON DISPOSITION, TERMINATION RIGHTS

         8.1 Liability of Acquiror. Except for any obligation expressly assumed or agreed to be assumed by the Acquiror hereunder and in the Assignment and Assumption Agreements, the Acquiror does not assume any obligation of the Contributor or any liability for claims arising out of any occurrence prior to Closing.

         8.2 Indemnification by Contributor. The Contributor shall indemnify and hold harmless the Acquiror, from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys' fees) ("Losses") that may at any time be incurred by the Acquiror, whether before or after Closing, as a result of any breach of the representations, warranties, covenants or obligations of the Contributor set forth herein or in any other document delivered hereunder by the Contributor. Notwithstanding the foregoing, the Contributor will not be liable for any Loss relating to the Contributed Entity to the extent that the amount of all Losses relating to the Contributed Entity exceed the Fair Market Value of the Consideration on the Closing Date. Notwithstanding the foregoing, no claim may be made for indemnification hereunder with respect to any breach of a representation, warranty or covenant on and after the date such representation, warranty or covenant no longer survives as provided in Section 3.16 or 9.10.

         8.3      Indemnity Procedures.

                  (a) In the event that the Acquiror shall sustain a Loss against which Acquiror is indemnified under this Agreement, Acquiror shall notify the Contributor in writing of any such Loss so sustained. The Contributor agrees to pay Acquiror the amount of such Loss so sustained within thirty (30) days after transmittal of such notice, subject to its right to contest any claim, as hereinafter provided in Section 8.3(b) hereof;

                  (b) The Acquiror shall promptly notify the Contributor of the existence of any claim, demand, or other matter involving liabilities to third parties to which the Contributor's indemnification obligations would apply; provided, that the failure to notify the Contributor will not relieve the Contributor of any liability except to the extent that the Contributor demonstrate that the defense of such claim, demand or matter is prejudiced by the Acquiror's failure to give such notice. The Acquiror shall give the Contributor a reasonable opportunity to participate in the defense of the same or prosecute such action to conclusion or settlement satisfactory to the Acquiror at the Contributor's own expense and with counsel of the Contributor's own selection so long as the Contributor diligently conducts such defenses to a final conclusion such that (i) no compromise or settlement of such claims may be effected by the Contributor without the Acquiror's consent (which shall not be unreasonably withheld, conditioned or delayed) unless (A) there is no finding or admission of violation of any law or any violation of the rights of any person or entity and no effect on any other claims that may be made against the Acquiror, and (B) the sole relief provided is monetary damages that are paid in full by the Contributor; and (ii) the Acquiror will not have liability with respect to any compromise or settlement of such claims effected without its consent and the Acquiror shall receive a full release; provided, that the Acquiror shall at all times also have the right to fully participate in the defense at its owns expense; provided, however that the control of such defense shall rest primarily with the Contributor. If the Contributor shall, within a reasonable amount of time after said notice, fail to defend, the Acquiror shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk and expense of the Contributor. Except as provided in the preceding sentence, the Acquiror shall not compromise or settle the claim or other matter without the prior written consent of the Contributor. If the claim is one that cannot by its nature be defended solely by the Contributor, the Acquiror shall make available all information and assistance that the Contributor may reasonably request, provided that any associated expenses shall be paid by the Contributor. Notwithstanding the above, if the Acquiror determines in good faith that there is a reasonable probability that such a claim, demand or matter may adversely affect it or its affiliates other than as a result of monetary damages for which it is entitled to indemnification under this Agreement, the Acquiror may by notice to the Contributor hire its own counsel at Contributor's expense and/or assume the exclusive right to defend, compromise or settle such demand, claim or matter, but if Acquiror assumes exclusive right to defend, the Contributor shall not be bound by any determination of any demand, claim or matter so defended for the purposes of this Agreement or any compromise or settlement affected without the consent of the Contributor (which may not be unreasonably delayed, conditioned or withheld).

                  (c) If the Contributor contests or challenges any claim or action asserted against Acquiror referred to in this Section 8.3, they shall do so at their own cost and expense, holding Acquiror harmless from all costs, fees, expenses, debts, liabilities and charges in connection with such contest, shall diligently defend against any such claim, and shall hold Acquiror's business and assets free and harmless from any attachment, execution, judgment, lien or other legal process.

                  (d)      Any indemnification payments made pursuant to this
Article VIII hereof may be paid, at the option of the Contributor, in cash or Partnership Units. Any Partnership Units used to make an indemnification payment shall be deemed to have a per unit value equal to the Fair Market Value; provided, that, if the Contributor disagrees with such value, Contributor shall have the right to challenge the value by submitting such challenge in writing to the Acquiror within 15 days from the date the Contributor received notice of the Acquiror's determination. Any dispute, controversy or claim that cannot be resolved by the parties arising out of or relating to this Section 8.3(d) shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in Wilmington, Delaware, or in such other location as the parties may mutually agree upon. The arbitration will be conducted before a panel of three arbitrators, with one arbitrator named by each party and the third named by the two party-appointed arbitrators, or (if they should fail to agree on the third) by the AAA. The arbitrators may not award non-monetary or equitable relief of any sort. They shall have no power to award punitive damages or any other damages not measured by the prevailing party's actual damages. All aspects of the arbitration shall be treated as confidential. Neither the parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests. The non-prevailing party shall pay all expenses related to or arising out of such arbitration proceeding, including reasonable attorneys' fees.

         8.4 Termination. This Agreement may be terminated at any time prior to the Closing, notwithstanding any prior approvals relating thereto:

                  (a) by mutual written consent of the Acquiror and the Contributor;

                  (b) by Acquiror if a material breach of any provision of this Agreement has been committed by the Contributor and such breach has not been waived by Acquiror;

                  (c) by the Contributor if a material breach of any provision of this Agreement has been committed by Acquiror and such breach has not been waived by the Contributor;

                  (d) by Acquiror if any condition in Article V has not been satisfied as of the Closing Date of if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Acquiror to comply with its obligations under this Agreement); and Acquiror has not waived such condition on or before such date; or

                  (e) the Contributor if any condition in Article VI has not been satisfied as of the Closing Date or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of the Contributor to comply with its obligations under this Agreement), and the Contributor has not waived such conditions in on or before such date.

         8.5 Effect of Termination. In the event of Termination of this Agreement pursuant to Section 8.4, this Agreement shall become null and void and there shall be no liability on the part of any party hereto under this Agreement.

                                   ARTICLE IX
                            MISCELLANEOUS PROVISIONS

         9.1 Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

         9.2 Assignments. The Acquiror may assign its rights hereunder to any affiliate of Acquiror without the consent of the Contributor. No such assignment shall relieve the Acquiror of any of its obligations and liabilities hereunder.

         9.3 Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto.

         9.4 Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a "day" or "days" shall refer to calendar days and not business days.

         9.5 Governing Law; Jurisdiction. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware. Subject to Section 8.3(b) hereof, the parties hereto irrevocably consent to the jurisdiction of the federal and state courts located in the State of Maryland in any suit or proceeding based on or arising under this Agreement and irrevocably agree that any and all claims arising out of this Agreement or related to the transactions contemplated by this Agreement shall be determined exclusively in such courts. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding.

         9.6 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.

         9.7 Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         9.8 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to the intended recipient.

If to the Contributor:       First Potomac Management, Inc.
                             7200 Wisconsin Avenue, Suite 310
                             Bethesda, MD 20814
                             Attention:  Douglas J. Donatelli

If to the Acquiror:          First Potomac Realty Investment Limited Partnership
                             7200 Wisconsin Avenue, Suite 310
                             Bethesda, MD 20814
                             Attention:  Douglas J. Donatelli

Or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party in a manner described in this Section.

         9.9 Incorporation by Reference. All of the exhibits attached hereto are by this reference incorporated herein and made a part hereof.

         9.10 Survival. Except as provided in Section 3.16 hereof, all of the representations and warranties of the Contributor and the Acquiror made in this Agreement shall survive for a period of twelve (12) months following Closing, and shall not merge into any document or instrument executed and delivered in connection herewith.

         9.11 Further Assurances. The Contributor and the Acquiror each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein.

         9.12 No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of Contributor and Acquiror specifically established hereby.

         9.13 Time of Essence. Time is of the essence with respect to every provision hereof.

         9.14 Confidentiality. Contributor shall keep the existence and terms of this Agreement strictly confidential, except to the extent disclosure is compelled by law, and then only to the extent of such compulsion.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the Contributor and the Acquiror have duly executed this Agreement as of the date first written above.

                        ACQUIROR:

                        FIRST POTOMAC REALTY INVESTMENT
                        LIMITED PARTNERSHIP,
                            a Delaware limited partnership

                        By: First Potomac Realty Trust, its sole general partner

                            By: /s/ Douglas J. Donatelli
                                ---------------------------------------------
                                Douglas J. Donatelli, Chief Executive Officer

                        CONTRIBUTOR

                        FIRST POTOMAC MANAGEMENT, INC.,
                            a Delaware corporation


                            By: /s/ Douglas J. Donatelli
                                ---------------------------------------------
                                Douglas J. Donatelli
                                Title: President

                                    EXHIBIT A

                       Assignment and Assumption Agreement

                                    EXHIBIT B

               Amended and Restated Limited Partnership Agreement